Filed Pursuant to Rule 433

Registration Nos. 333-285582 and 333-285582-02

* Pricing Details * Carvana Auto Receivables Trust 2025-P3 (CRVNA 2025-P3)

Active Leads: Santander (Str. & B&D), Deutsche Bank, and Wells Fargo

Passive Leads: BNP and Citi

--ANTICIPATED CAPITAL STRUCTURE--

TOTAL OFFERED

CLS	SIZE($MM)	SIZE($MM)	WAL*	S/M	P.WIN*	E.FINAL*	L.FINAL	BENCH	Spread	Yield	Coupon	$PX
==========================================================================================================================
A-1	112.000	106.400	0.21	A-1+/P-1	01-05	02/26	10/26	I-CURVE	+16	4.171	4.171	100.00000
A-2	321.830	305.738	1.05	AAA/Aaa	05-21	06/27	02/29	I-CURVE	+50	4.109	4.07	99.99579
A-3	321.830	305.738	2.47	AAA/Aaa	21-40	01/29	11/30	I-CURVE	+58	4.076	4.04	99.99588
A-4	160.910	152.864	3.87	AAA/Aaa	40-54	03/30	08/31	I-CURVE	+75	4.279	4.24	99.99536
B	34.400	32.680	4.65	AA/Aa2	54-58	07/30	10/31	I-CURVE	+95	4.523	4.48	99.99614
C	35.410	33.639	5.06	A/A2	58-64	01/31	01/32	I-CURVE	+145	5.050	4.99	99.96596
D	25.290	24.025	5.44	BBB/Baa2	64-66	03/31	09/33	I-CURVE	+190	5.536	5.47	99.98518
N^	29.800	28.310	0.43	BB/Ba3	01-11	08/26	09/33	I-CURVE	+160	5.449	5.38	99.99684
R^	70.429(MV)	66.908(MV)
==========================================================================================================================

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM and Certificate PPM

--Transaction Details--
* Total Size : $1,041.470mm *NO GROW*

* Offered Size : $989.394mm *NO GROW*

* Ticker : CRVNA 2025-P3
* Expected Ratings : S&P/Moody's (A-N)

* Pricing Speed : 1.30% ABS Pricing Speed to 2% Call

* Offering Format : A-D: SEC / N: 144A

* Min. Denoms : A-D: $1k x $1k / N: $1.25mm x $1k

* Expected Settle : 09/23/25

* First Pay : 10/10/25

* ERISA : A-D: Yes / N: No

* Bill & Deliver : Santander

--Available Materials--

* Preliminary Prospectus, Ratings FWP, and Preliminary Class N OM

* Intex CDI (attached)

* Intex Dealname: stdrcrvna_2025-p3_mkt; Password: U3Y6

* Deal Roadshow : Deal Roadshow ; Entry Code (Case Sensitive): CRVNA25P3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.